Exhibit 99.1

GSE Enters into an Agreement for $5 Million Convertible Note

- Proceeds will Improve Company’s Capital Structure and Provide Working Capital for Further Growth Opportunities -
COLUMBIA, MD – February 28, 2022 – GSE Systems, Inc. (“GSE Solutions” or “GSE”) (Nasdaq: GVP), a leader in advanced engineering and workforce solutions that support the future of clean energy production and overall decarbonization initiatives of the power industry, today announced it has signed a funding agreement for net proceeds of $5 million with Lind Global Partners II, LP, an investment fund managed by The Lind Partners, a New York based institutional fund manager  (together “Lind”). Funds will be advanced within ten days of the execution of the agreement, subject to customary closing conditions. Proceeds will be used repay and terminate existing lines of credit and provide additional capacity for operating capital.
“We are pleased to enter into this agreement with Lind. The proceeds of this investment will provide GSE with the necessary working capital to accelerate our growth opportunities within our businesses and manage our operations in a more efficient manner. A portion of the proceeds will be used to eliminate our existing line of credit.  The balance of the funds will provide the company with the necessary capital to manage our growth as our customers continue to emerge from the pandemic, and, in turn, grow their spend on necessary services and technology that GSE will provide.  We are excited to move forward with this Lind facility in place,” said Kyle Loudermilk, President and CEO, GSE Solutions.
“We have worked diligently to work through the pandemic’s impact on our business, strengthening our balance sheet and managing to a very lean level of operating costs. We intend to leverage these funds as operating capital to position ourselves for further growth as we move forward.  In addition, we believe that this financing will fit our capital needs with the understanding that the company still has employee retention credits that are due to the company and upon receipt will put us in a very solid financial position,” added Emmett Pepe, Chief Financial Officer of GSE.
“Lind is excited to invest in GSE to provide capital to repay its secured bank debt. Throughout the pandemic, they worked diligently to serve their clients in the nuclear power industry and GSE should be well positioned to scale its business as the nuclear sector re-focuses on facility improvements and capital upgrades partially driven by the Infrastructure Investment and Jobs Act, signed into law November 2021 by the U.S. government which allocates $1.2 billion per year through 2026 for the DOE to aid existing nuclear facilities extend their operating life,” said Phillip Valliere, Managing Director at The Lind Partners.
The investment is in the form of a $5,750,000 convertible note with a 24-month maturity, 0% annual interest rate and is convertible into Company’s common shares at a fixed conversion price of $1.94 (“Note”). Commencing 180 days after funding, the Company is required to make principal payments in 18 equal monthly installments. At the discretion of the Company, repayments can be made in cash or registered common shares at a stated discount. The Company will have the right to buy-back the outstanding Note amounts at any time. Should the Company exercise this right, Lind will have the option to convert up to 25% of the Note to registered common shares at a stated discount. Additionally, the Note ranks senior to other Company debt, excluding certain debt facilities, and is secured over Company assets. Further, Lind will also receive a warrant to purchase up to 1,283,732 shares of common stock at $1.94 per share, which will be exercisable for 60-months. The Company is obligated to file a registration statement covering the shares of common stock underlying the Note and warrants within 30 days of closing.
For more detailed description of the transaction, please refer to the Company’s Form 8-K filed with the U.S. Securities and Exchange on February 28, 2022.
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About GSE Solutions
We are the future of operational excellence in the power industry. As a collective group, GSE Solutions leverages top skills, expertise, and technology to provide highly specialized solutions that allow customers to achieve the performance they imagine. Our experts deliver and support end-to-end training, engineering, compliance, simulation, and workforce solutions that help the power industry reduce risk and optimize plant operations. GSE is proven, with over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. www.gses.com

About The Lind Partners
The Lind Partners manages institutional funds that are leaders in providing growth capital to small- and mid-cap companies publicly traded in the US, Canada, Australia and the UK. Lind’s funds make direct investments ranging from US$1 to US$30 million, invest in syndicated equity offerings and selectively buy on market. Having completed more than 100 direct investments totaling over US$1 Billion in transaction value, Lind’s funds have been flexible and supportive capital partners to investee companies since 2011. www.thelindpartners.com.

Company Contact:
GSE Solutions
Kyle Loudermilk, President and Chief Executive Officer
P: (410) 970-7800

Investor Contact:
Lytham Partners
Adam Lowensteiner, Vice President
gvp@lythampartners.com
P: (646) 829-9702